JAMES C. MARSHALL, CPA, PC


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion of our audit of the balance sheets of Open Door Records Online, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended in the Form 10-KSB of Open Door Online, Inc.


                                  /s/ James C. Marshall, CPA, PC


Scottsdale, Arizona
June 21, 2000